Exhibit 4.11

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1                                                            Name and Address of Company

Yamana Gold Inc.

200 Bay Street

Royal Bank Plaza, North Tower

Suite 2200

Toronto, ON

M5J 2J3

Item 2                                                            Date of Material Change

January 2, 2015

Item 3                                                            News Release

A news release with respect to the material change referred to in this report was disseminated on January 2, 2015 through the facilities of Canada NewsWire and subsequently filed on SEDAR at www.sedar.com.

Item 4                                                            Summary of Material Change

Yamana Gold Inc. (the “Company” or “Yamana”) responded to the announcement made on January 2, 2015 by Samco Gold relating to the receipt of the assessment of damages relating to the proceedings in the case of Ricardo Auriemma v. 0805346 B.C. Ltd. (formally Northern Orion Resources Inc., now a subsidiary of the Company).  This assessment of damages relates to a contested agreement providing for a preemptive right for Auriemma to participate in the acquisition of Minera Alumbrera Inc. made by Northern Orion Resources Inc.  in 2003.  The court appointed arbitrator delivered an assessment of the value of the lost opportunity to Auriemma at $244 million.

Item 5                                                            Full Description of Material Change

Yamana responded to the announcement made January 2, 2015 by Samco Gold relating to the receipt of the assessment of damages relating to the proceedings in the case of Ricardo Auriemma v. 0805346 B.C. Ltd. (formally Northern Orion Resources Inc., now a subsidiary of the Company).  This assessment of damages relates to a contested agreement providing for a preemptive right for Auriemma to participate in the acquisition of Minera Alumbrera Inc. made by Northern Orion Resources Inc.  in 2003.  The court appointed arbitrator delivered an assessment of the value of the lost opportunity to Auriemma at $244 million.

The Company’s subsidiary will vigorously defend its position in this case and the Company  provides the following additional information:

•                  The Company believes the assessment to be a gross miscalculation of the actual value.

•                  The Company has identified significant errors in this assessment of value resulting from the arbitrator’s use of improper valuation methodologies and his failure to follow the court’s instructions causing the assessment to be significantly inflated.

•                  The Company’s subsidiary  will seek an annulment of this assessment through the judicial process.

Despite the determination  by the Argentine court on the existence of this preemptive right, the Company believes there is no valid basis for the claim and the Company’s subsidiary will continue to utilize all legal remedies and forums to vigorously defend against this claim including any action taken to enforce the assessment against the Company’s subsidiary.

Item 6                                                            Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7                                                            Omitted Information

Not applicable.

Item 8                                                            Executive Officer

Sofia Tsakos, Senior Vice President, General Counsel and Corporate Secretary

Phone: (416) 815-0220

Item 9                                                            Date of Report

January 6, 2015

(Signed) Sofia Tsakos
Sofia Tsakos
Senior Vice President, General Counsel and
Corporate Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This material change report contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  Except for statements of historical fact relating to the Company, information contained herein constitutes forward-looking statements, including any information as to the Company’s strategy, plans or future financial or operating performance, the outcome of the legal matters involving the damages assessment and any related enforcement proceedings..  Forward-looking statements are characterized by words such as “plan,” “expect”, “budget”, “target”, “project”, “intend,” “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur.  Forward-looking statements are based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made, and are inherently subject to a variety of risks and uncertainties and other known and unknown factors that could cause actual events or results to differ materially from those projected in the forward-looking statements.  These factors include the Company’s expectations in connection with the  expected production and exploration, development and expansion plans at the Company’s projects discussed herein being met, the impact of proposed optimizations at the Company’s projects, the impact of the proposed new mining law in Brazil and the impact of general business and economic conditions, global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future conditions, fluctuating metal prices (such as gold, copper, silver and zinc), currency exchange rates (such as the Brazilian Real, the Chilean Peso, the Argentine Peso, and the Mexican Peso versus the United States Dollar), the impact of inflation, possible variations in ore grade or recovery rates, changes in the Company’s hedging program, changes in accounting policies, changes in mineral resources and mineral reserves, risk related to non-core mine dispositions, risks related to acquisitions, changes in project parameters as plans continue to be refined, changes in project development,  construction, production and commissioning time frames, risk related to joint venture operations, the possibility of project cost overruns or unanticipated costs and expenses, higher prices for fuel, steel, power, labour and other consumables contributing to higher costs and general risks of the mining industry, failure of plant, equipment or processes to operate as anticipated, unexpected changes in mine life, final pricing for concentrate sales, unanticipated results of future studies, seasonality and unanticipated weather changes, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, government regulation and the risk of government expropriation or nationalization of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and timing and possible outcome of pending litigation and labour disputes, as well as those risk factors discussed or referred to in the Company’s current and annual Management’s Discussion and Analysis and the Annual Information Form filed with the securities regulatory authorities in all provinces of Canada and available at www.sedar.com, and the Company’s Annual Report on Form 40-F filed with the United States Securities and Exchange Commission.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended.  There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates, assumptions or opinions should change, except as required by applicable law.  The reader is cautioned not to place undue reliance on forward-looking statements. The forward-looking information contained herein is presented for the purpose of assisting investors in understanding the Company’s expected financial and operational performance and results as at and for the periods ended on the dates presented in the Company’s plans and objectives and may not be appropriate for other purposes.